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                                                                    Exhibit 10.1

                     THIRD AMENDMENT TO AMENDED AND RESTATED
                     RECEIVABLES LOAN AND SECURITY AGREEMENT

         THIS THIRD AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN AND SECURITY AGREEMENT ("Third Amendment") dated November 21, 2003 (the "EFFECTIVE DATE"), is made by and between SILVERLEAF RESORTS, INC., a Texas corporation f/k/a SILVERLEAF VACATION CLUB, INC., f/k/a ASCENSION CAPITAL CORPORATION, successor by merger to ASCENSION RESORTS, LTD. d/b/a SILVERLEAF RESORTS, LTD., a Texas limited partnership ("BORROWER"), whose address is 1221 Riverbend, Suite 120, Dallas, Texas 75247, and HELLER FINANCIAL, INC., a Delaware corporation ("Agent" and "LENDER"), as a Lender and as Agent for all Lenders and such financial institutions as are or hereafter become parties to this Loan Agreement as Lenders, whose address is 500 West Monroe Street, Chicago, Illinois 60661.

                                    RECITALS:

         A. Borrower and Lender entered into that certain Loan and Security Agreement dated as of October II, 1994 (the "ORIGINAL RECEIVABLES LOAN AGREEMENT"), which Original Receivables Loan Agreement was modified by (i) that certain Loan Modification Agreement between the Borrower and Lender dated April 19, 1995, (ii) that certain Amendment to Loan and Security Agreement between Borrower and Lender dated December 6, 1996, (iii) that certain Amended and Restated Loan and Security Agreement between the Borrower and Lender dated December 27, 1995, (iv) that certain Amendment to Amended and Restated Loan and Security Agreement between Borrower and Lender dated February 28, 1996, (v) that certain Amendment to Amended and Restated Loan and Security Agreement between Borrower and Lender dated August 15, 1996, and (vi) that certain letter agreement between the Borrower and Lender dated March 31, 1997 (the "LETTER AGREEMENT") (the Original Receivables Loan, the Letter Agreement and all amendments and modifications thereto are collectively referred to as the "ORIGINAL RECEIVABLES LOAN"); and

         B. The Original Receivables Loan as amended was modified pursuant to that certain Amended and Restated Receivables Loan and Security Agreement by and among Borrower, Agent and Lender dated September 1, 1999 (the "RECEIVABLES LOAN AGREEMENT"), as further modified pursuant to that certain First Amendment and Restated Receivables Loan and Security Agreement (the "FIRST AMENDMENT TO RECEIVABLES LOAN") dated March 20, 2000, and that certain Second Amendment to Amended and Restated Receivables Loan and Security Agreement (the "SECOND AMENDMENT TO RECEIVABLES LOAN") dated April 30, 2002 (the "RECEIVABLES LOAN") (the Original Receivables Loan and the Receivables Loan; and all amendments and modifications thereto are collectively referred to as the "LOAN AGREEMENT"); and

         C. Agent on behalf of Lenders has entered into that certain Amended and Restated Intercreditor Agreement with Sovereign and Textron dated April 30, 2002 (the "INTERCREDITOR AGREEMENT"); and

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         D.       Borrower and Agent are entering into the Fifth Amendment to
Second Amended and Restated Inventory Loan and Security Agreement and Modification of Notes dated of even date herewith ("FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY LOAN AGREEMENT AND MODIFICATION OF NOTES"); and

         E. The parties desire to further amend the terms of the Loan Agreement, as amended, as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties agree as follows:

         1. Recitals. The above recitals are true and correct and are incorporated herein.

         2. Incorporation. The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof.

         3. Definitions All capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement.

         4.       Loans; Modification Fee.

                  (a) Borrower acknowledges, agrees and confirms that as of the date hereof and after giving effect to the payments required in connection herewith, the outstanding principal balances of the Inventory Loan, the Supplemental Loan, and the Receivables Loan are, respectively, $9,132,840.88, $8,438,922.62, and $17,915,405.31.

                  (b) In exchange for Lender's agreements hereunder and under the Fifth Amendment to Second Amended and Restated Inventory Loan Agreement and Modification of Notes, Borrower has agreed to pay Lender a modification fee more specifically described in the Fifth Amendment to Second Amended and Restated inventory Loan Agreement and Modification of Notes.

         5. Ineligible Financed Note Receivable; Violation of Oak N' Spruce Limitation. The Ineligible Financed Note Receivable; Violation of Oak N' Spruce Limitation provision set forth in Section 5 of the Second Amendment to Receivables Loan which, in turn, amends and restates Section 1.5(b)(ii) of the Receivables Loan Agreement it hereby amended and restated as follows:

                  Ineligible Financed Note Receivable; Violation of Oak N' Spruce Limitation. If at any time after the expiration of the Revolving Period a Financed Note Receivable ceases to be an Eligible Note Receivable or if at any time the aggregate amount of Advances outstanding under the Loan Agreement and the Inventory Loan Agreement, as amended and restated, secured by assignments of Assignments of Beneficial Interests at Oak N' Spruce Resort exceeds $5,000,000 (the "Oak N' Spruce Limitation"), Borrower shall within five (5) Business Days after notice, either (A) prepay the Loan in an amount equal to the balance due under such ineligible Financed Note Receivable; provided, however, to the extent the aggregate amount of Advances then outstanding is equal to or less than the sum of eighty-five percent (85%) of the principal balance

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of all Eligible Notes Receivable, then no prepayment or replacement shall be required by Borrower, or (B) with respect to the Oak N' Spruce Limitation, repay that portion of the Loan, thc Inventory Loan or the Supplemental Loan as determined by Agent, in its sole and absolute discretion, secured by assignments of Assignments of Beneficial Interests in excess of $5,000,000. Thereafter, at Borrower's request, Agent shall return such ineligible Note Receivable to Borrower and, within five (5) days of Agent's receipt from Borrower of a completed assignment relating to such Note Receivable and the Mortgage securing the same, in form acceptable to Agent substantially in the form attached as Exhibit A to the Second Amendment to Receivables Loan, Agent shall execute such instrument and return it to Borrower.

         6. Marketing and Sales Expenses. The Marketing and Sale Expenses financial covenant set forth in Section 10(b) of the Second Amendment to Receivables Loan is hereby amended and restated as follows:

                  Marketing and Sales Expenses. Beginning on March 31, 2003, and on the last day of each quarter thereafter, Borrower will not permit the ratio of Marketing and Sales Expenses for the twelve month period then ending to Borrower's net proceeds from the sale of Intervals for such period to equal or exceed a ratio of 0.550 to 1.

         7. Interest Coverage. The Interest Coverage financial covenant set forth in Section 10(d) of the Second Amendment to Receivables Loan is hereby amended to add the following sentences thereto:

                  Borrower's 10-Q for the period ending March 31, 2003 reflected an allowance increase of $28,711,000 for uncollectible notes (the "ALLOWANCE INCREASE"). Notwithstanding anything stated to the contrary herein, the Allowance Increase shall not be taken into consideration in performing the calculation of EBITDA used in determining the Interest Coverage Ratio; provided, however, the Allowance Increase shall apply only to the Allowance Increase that occurred during the quarter ending on March 31, 2003. Any further increases to the allowance for uncollectible notes shall be included for purposes of calculating the EBITDA for the Interest Coverage Ratio.

         8. Profitable Operations. The Profitable Operations financial covenant set forth in Section 10(e) of the Second Amendment to Receivables Loan is hereby amended to add the following sentences thereto.

                  Notwithstanding anything stated to the contrary herein, the Allowance Increase shall not be taken into consideration in performing the calculation of Consolidated Net Income; provided, however, the Allowance Increase shall apply only to the Allowance Increase that occurred during the quarter ending on March 31, 2003. Any further increases to the allowance for uncollectible notes shall be included for purposes of calculating Consolidated Net Income.

         9. Cross Default; Cross Collateralization. The following provision is hereby added to Section 5.20 of the Loan Agreement as follows:

                  Notwithstanding anything stated to the contrary herein, and provided no Event of Default then exists, in the event Borrower fully repays all obligations and amounts due and payable under the Inventory Loan and the Receivables Loan in their entirety on or prior to

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August 31, 2004 (as of which date time is of the essence), then all Collateral other than the Additional Resort Collateral, the Ineligible Note Portfolio and the Shared Collateral shall be released. Lender shall retain its lien with respect to the Additional Resort Collateral, the Ineligible Note Portfolio and the Shared Collateral.

         10. Collateral. Subsection (b) of the Collateral provision set forth in Section 8 of the Second Amendment to Receivables Loan which, in turn, amends and restates Section 6.4 of the Receivables Loan Agreement it hereby amended and restated as follows:

                  (b) If a Note Receivable is a newly originated Eligible Note Receivable which is replacing an existing Eligible Note Receivable pledged as Collateral under the Loan Agreement and the proceeds have been used to finance the purchase of an Interval which is being upgraded by the consumer borrower to a more expensive Interval, then (a) the principal balance of the existing Eligible Note Receivable which is being upgraded may still be included for purposes of calculating the Availability for a period of time expiring on the earlier to occur of (i) the 31st day after the consumer documents effecting the upgrade have been executed or (ii) the date on which any payment on such Eligible Note Receivable becomes thirty (30) or more days past due, (b) on or before the second (2nd) Business Day after the expiration of the statutory rescission period in connection with any consumer documents executed effecting any upgrade involving an Eligible Note Receivable and in any event within ten
(10) days of such upgrade, Borrower shall deliver to Lender or its designee the original of the new promissory note executed in connection with such upgrade duly endorsed in blank by Borrower and Borrower will cause all payments made with respect to such new promissory note to be forwarded to the Lockbox, and (c) except as provided in the next sentence, the amount of the principal balance of the newly originated Eligible Note Receivable in excess of the principal balance of the existing Eligible Note Receivable which is being upgraded and replaced by such newly originated Eligible Note Receivable shall not be considered for purposes of calculating Availability. In the event more than one upgraded Eligible Note Receivable is being replaced by Borrower at anytime, then Borrower may aggregate the balances of any such replacement Notes Receivable and shall only be required to provide sufficient replacement Notes Receivable to replace the aggregate balance being substituted for.

         11. Eligible Notes Receivable. The following provision is hereby added as subsection (t) to the definition of Eligible Notes Receivable set forth in Appendix 1 to the Second Amendment to Receivables Loan:

                  (t) No Note Receivable shall be eligible if after giving effect to the pledge thereof the weighted average FICO score of the Notes Receivable being pledged or substituted into the facility at the same time (but not aggregated with Notes Receivable previously pledged), would be less than 640.

         12. Certification of Financed Notes Receivable. In addition to the other reporting requirements set forth in the Loan Agreement, Borrower shall certify to Lender in writing on or before the 10th day after the end of each calendar quarter that as of the end of the calendar quarter then ending, the Financed Notes Receivable satisfy the definition of Eligible Notes Receivable and shall provide evidence of compliance with the provisions in paragraph 9 hereof.

         13. Interest Rate. The first sentence of the definition of Interest Rate set forth in the

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Appendix to the Receivables Loan Agreement is hereby amended and restated as follows:

                  A rate equal to the greater of (a) a floating rate per annum equal to the Base Rate plus two and 65/100 percent (2.65%), or (b) six percent (6.00%) (collectively, the "INTEREST RATE").

         14. Consent to Retirement of Subordinated Notes. Borrower has requested Lenders consent to Borrower's retirement of certain subordinated notes with a face value of $7,620,000 (the "Subordinated Notes"). Lender hereby consents to Borrower's request to retire the Subordinated Notes.

         15. Other Facilities. This Third Amendment is conditioned upon the execution of similar agreements relating to the DZ Facility, Sovereign Facility and Textron Facility. Accordingly, Lender hereby consents to Borrower's execution of modifications to the DZ Documents, Sovereign Documents and Textron Documents in the forms attached hereto as EXHIBIT A (the "THIRD PARTY MODIFICATION DOCUMENTS"). Borrower's failure to enter into similar agreements with DZ, Sovereign and Textron shall render this Third Amendment null and void.

         16.      Conditions Precedent; Closing.

                  (a) Approval of Documents Prior to Closing Date. Borrower has delivered to Lender (with copies to Lender's counsel), prior to the Closing Date, and Lender has reviewed and approved in its sole discretion, prior to the Closing Date, the form and content of all of the items specified in Subsections
(i) through (iv) below (the "Submissions").

                  Lender shall have the right to review and approve any changes to the form of any of the Submissions. If Lender disapproves of any changes to any of the Submissions, Lender shall have the right to require Borrower either to cure or correct the defect objected to by Lender or to elect not to fund any Advance under the Receivables Loan. Under no circumstances shall Lender's failure to approve or disapprove a change to any of the Submissions be deemed to be an approval of such Submissions. All of the Submissions were and shall be prepared at Borrower's sole cost and expense.

                           (i)      A certificate in the form attached as
Exhibit B to be dated as of the Closing Date and signed by the president, vice president, or secretary of Borrower;

                           (ii)     Copies of any amendments to the articles of
incorporation/charter and bylaws of Borrower not previously delivered to Lender, certified to be true, correct and complete by Borrower and the Secretary of State of the State of Texas and current certificates of good standing for Borrower for the State of Texas and states where the Resorts are located, a current certificate of authority to conduct business by the Secretary of State in each state in which Borrower conducts business;

                           (iii)    A certificate of the Secretary of Borrower
certifying the adoption by the Board of Directors of Borrower of a resolution authorizing Borrower to enter into and execute this Third Amendment and all such documents requested by Lender in the form attached hereto as EXHIBIT C; and

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                           (iv)     A certificate of the secretary or assistant
secretary of Borrower certifying the incumbency, and verifying the authenticity of the signatures, of the specified officers of Borrower authorized to sign this Third Amendment and all such documents requested by Lender in the form attached hereto as EXHIBIT D.

                  (b) Execution And Delivery of Loan Documents. Borrower shall have delivered to Lender, on or before the Closing Date, the following Loan Documents, each of which shall be in the form of the respective Loan Documents attached hereto as Exhibits:

                           (i)      Closing Opinions of Counsels for Borrower
(EXHIBIT E).

                           (ii)     Borrower, DZ, Textron, and Sovereign shall
have executed and delivered to Lender, on or before the Closing Date, the Third Party Modification Documents, in the form attached hereto as EXHIBIT A.

                           (iii)    Such other agreements, documents,
instruments, certificates and materials as Lender may request to evidence the Indebtedness, to evidence and perfect the rights and Liens and security interests of Lender contemplated by the Loan Documents, and to effectuate the transactions contemplated herein.

                  (c) Fifth Amendment to Second Amended and Restated Inventory Loan Agreement and Modification of Notes. Borrower and Lender shall have executed, on or before the Closing Date, the Fifth Amendment to Second Amended and Restated Inventory Loan Agreement and Modification of Notes, in the form attached hereto as EXHIBIT F.

         17. Borrower Confirmation. Borrower hereby ratifies and confirms that the Loan Agreement and other Loan Documents as amended herein are in full force and effect and agrees that as modified, the Loan Agreement and the other Loan Documents are and continue to be in full force and effect and enforceable in accordance with their respective terms. Borrower hereby incorporates by reference all covenants, warranties, and representations contained in the Loan Documents and reaffirms such covenants, warranties, and representations as of the day hereof.

         18. Borrower Estoppel; Lender's Waiver. Execution of this Third Amendment by Lender shall be without prejudice to Lender's rights at any time in the future to exercise any and all rights conferred upon it by any of the Loan Documents in accordance with their original terms as previously and hereby amended. Except as expressly provided in this Third Amendment, neither the Third Amendment nor any provision hereof or of any other documents given in connection herewith shall constitute or shall be construed to constitute a waiver of any default, right, or remedy of Lender under the Loan Documents subsequent to the date hereof. Any failure by Lender at any point in time during the term of the Note, the Loan Documents, the Inventory Loan or the Supplemental Loan to insist upon strict and timely compliance with the terms and provisions of each such document shall not be deemed a waiver either expressly or implied by Lender of any or its rights under any such document nor shall the same excuse Borrower's obligation to strictly and timely perform its obligation hereunder and therein. Events of Default exist under the Loan Documents as a result of

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                           (i)      the Borrower's failure to satisfy the
marketing and sales expenses covenant in Section 10(b) of the Second Amendment to Receivables Loan for the fiscal quarter ending on March 31, 2003;

                           (ii)     the Borrower's failure to satisfy the
interest coverage ratio covenant in Section 10(d) of the Second Amendment to Receivables Loan for the fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003; and

                           (iii)    the Borrower's failure to satisfy the
profitability covenant in Section 10(c) of the Second Amendment to Receivables Loan for the fiscal quarters ended March 31, 2003, June 30, 2003, and September 30, 2003 (collectively, the "EXISTING DEFAULTS"). Lender hereby waives the Existing Defaults.

         19. Release. Borrower hereby desires to fully comprise, release and settle any and all claims, counterclaims, liabilities, damages, defenses, demands and causes of action that Borrower has or may have against Lender related to or that may have arisen, may arise or are or become assertable as a result of events occurring in connection with the Lending Relationship (as defined below), including any claims, causes of action or defenses based on the negligence of Lenders or on any "lender liability" theories of, among others, bad faith, unfair dealings, duress, coercion, control, misrepresentation, omission, misconduct, overreaching, unconscionability, disparate bargaining position, reliance, equity subordination, fraud, failure of consideration in whole or in part, or otherwise, and do hereby intend to release, compromise and settle all such claims and matters, whether known or unknown, whether reduced to judgment, liquidated or unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and whether they arose collaterally, directly, derivatively, or otherwise between the Borrower on the one hand, and Lender, on the other hand (collectively, the "RELEASED CLAIMS"). Borrower hereby stipulates, agrees, covenants, warrants and represents unto the Lender that Borrower does not have any outstanding claims, counterclaims, liabilities, damages, defenses, demands or causes of action against Lender or its successors, assigns, directors, officers, employees, agents and/or attorneys. Borrower does hereby unconditionally forever release, acquit, settle and discharge Lender and its successors, assigns, directors, officers, employees, agents and attorneys of and from the Released Claims and Borrower hereby declares the Released Claims forever released, acquitted, settled and discharged. As used herein, the term `Lending Relationship" shall mean a collective reference to the Loan Agreement, any other Loan Documents, together with any and all negotiations, discussions, acts, omissions, renewals, extensions, collateral documents, loan agreements, term sheets and other agreements and actions related thereto.

         20. Complete Agreement, Etc. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party or by any agent, employee or other representative of either party pertaining to the subject matter of the Third Amendment which have not been incorporated into the Third Amendment. The Third Amendment shall not be modified, changed, terminated, amended, superseded, waived or extended except by a written instrument executed by the parties hereto. If any term comment or condition of this Third Amendment is held to be invalid, illegal, or unenforceable as to a particular person, entity, or situation and the Third Amendment will also be enforced to the fullest extent permitted by law as to any other person, entity, or situation. Except as specifically modified by the terms of the Third Amendment, the Note and all the remaining Loan Documents shall not be affected by the Third Amendment shall remain in full force and effect. Nothing herein contained shall be construed to impair Lender's security under any of the Loan Agreements or Loan Documents nor to limit or impair any rights or powers that Lender now enjoys or may hereafter enjoy under the Loan Documents for recovery of the Indebtedness secured hereby.

         21. Further Assurances. Borrower agrees to execute such further documents, instruments and agreements as Lender may require from time to time to effectuate the terms and conditions and understandings of this Third Amendment.

         22. Borrower Representations. Borrower hereby represents and warrants to the Lender that:

                  (a) The Persons executing the Third Amendment on behalf of the Borrower have full authority to execute the Third Amendment on behalf of Borrower and to bind Borrower thereby;

                  (b) The execution and delivery by Borrower of the Third Amendment and the performance thereunder by Borrower has not and will not result in a breach of or constitute a default under any mortgage, lease, bank loan, credit arrangement or other instrument or agreement to which either Borrower or the Collateral securing the Loans may be bound or affected;

                  (c) Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas;

                  (d) The execution, delivery and performance by the Borrower of the Third Amendment and other Loan Documents as amended as of the date hereof, have been duly and validly authorized and all consents and approvals which are necessary for authorization, binding affect, performance, and enforceability of the Third Amendment and all other Loan Documents have been received; and

                  (e) Borrower will not be, on or after the date hereof, a party to any contract or agreement which restricts its right or ability to incur indebtedness or prohibits Borrower's execution of the Third Amendment or the Fifth Amendment to Second Amended and Restated Inventory Loan Agreement and Modification of Notes, or compliance with the terms of the Loan Agreement, the Loan Documents or the Inventory Loan or Supplemental Loan. Borrower has not agreed or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien except in favor of Lender as provided herein, and, with respect to the Real Estate Collateral and the Ineligible Note Portfolio, in favor of Textron and Sovereign.

                  (f) Except as disclosed on the attached Schedule 25, there are no actions, suits, proceedings, orders or injunctions pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower any Resort or the Intervals, at law or in equity, or before or by any governmental authority, in any case individually in which the claim exceeds or would reasonably be expected to exceed $50,000 or all cases for which claims in the aggregate exceed or could reasonably be expected to exceed $250,000. Borrower has received no notice from any court or governmental authority alleging that Borrower has violated any applicable timeshare act, any of the rules or regulations thereunder, or any other applicable laws.

                  (g) Except as otherwise disclosed by the Borrower to Lender in writing, since September 30, 2003, there has occurred no materially adverse change in the financial condition or business of the Borrower and its subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its subsidiaries as of September 30, 2003, or the consolidated statement of income as of such date, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its subsidiaries. Following Lender's receipt and approval of the Borrower's financial statements for the fiscal year ended on December 31, 2002, and except for the Allowance Increase, there has occurred no materially adverse change in the financial condition or business of the Borrower and its subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its subsidiaries as of December 31, 2002, or the consolidated statement of income as of such date, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its Subsidiaries. Since September 30, 2003, the Borrower has not made any Distribution.

         23. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument

         24. Fair Consideration. Lender's agreements contained herein constitute valuable, adequate and fair consideration for the obligations of the Borrower hereunder.

         25. No Lender Control. Lender has never been, nor will it ever be, a partner, joint venturer, alter ego, manager, or controlling person of the Borrower.

         26. No Other Representation. Borrower acknowledges and agrees that neither Lender nor any person or entity acting on its behalf has made any representation or promise to Borrower which is not expressly set forth herein or in the other Loan Documents.

         IN WITNESS WHEREOF, Borrower, Agent and Lender have caused this Third Amendment to be executed and delivered by their duly authorized officers effective as of the date first above written.

                                              BORROWER:

                                              SILVERLEAF RESORTS, INC., a Texas
                                              corporation

                                              By: /S/ HARRY J. WHITE, JR.
                                                 -------------------------------
                                              Name:  Harry J. White, Jr.
                                              Its: CFO

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                                              AGENT AND LENDER:

                                              HELLER FINANCIAL, INC.

                                              By: /S/ ROBERT J. DENNIS
                                                  ------------------------------
                                              Name:  Robert J. Dennis
                                              Its: EVP

                                              LENDER:

                                              UNION BANK OF CALIFORNIA, N.A.

                                              By:  /S/ DANIEL J. ISENBERG
                                                   -----------------------------
                                              Name:  Daniel J. Isenberg
                                              Its:  Vice President

Exhibits:

Exhibit A:  Third Party Modification Documents
Exhibit B:  Officer's Certificate
Exhibit C:  Secretary's Certificate
Exhibit D:  Secretary's Certificate
Exhibit E:  Opinion of Borrower's Counsel
Exhibit F:  Fifth Amendment to Second Amended and Restated Inventory Loan
            Agreement